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Exhibit 4.5

EMPLOYMENT CONTRACT

THE UNDERSIGNED:

1.
CRUCELL HOLLAND B.V., previously called IntroGene B.V., a private limited liability company having its registered office at Archimedesweg 4, (2333 CN) Leiden, for the purposes hereof in accordance with the Articles of Association lawfully represented by Mr T. Logtenberg in his capacity as Managing Director of Crucell N.V., hereinafter to be referred to as "Crucell Holland";

2
CRUCELL N.V., a public limited liability company, having its registered office at Archimedesweg 4, (2333 CN) Leiden, for the purposes hereof in accordance with the Articles of Association lawfully represented by Mr P.J. Strijkert, hereinafter to be referred to as "Crucell N.V.";

3.
Prof. Dr. D. VALERIO, residing at (2342 AN) Oestgeest, Rhijngeesterstraatweg 11, hereinafter to be referred to as "Mr Valerio";

WHEREAS:

•
Crucell Holland, Crucell N.V. and Mr Valerio have entered into an employment contract on October 21, 2000 on terms in material aspects similar to the terms of this employment contract;

•
Crucell Holland, Crucell N.V. and Mr Valerio desire to incorporate the items agreed in the October 21, 2000 employment contract in manuscript and to confirm the language of "Article 15: Indemnity" and "Articles 1.4, 1.5 Severance payment upon dismissal" in this employment contract;

•
"Crucell Holland" acquired 100% of the shares of U-BiSys B.V. ("U-BiSys"), a private limited liability company. Crucell N.V. is the holding company and is 100% shareholder of Crucell Holland; Moreover, Crucell N.V. is Managing Director of Crucell Holland and of U-Bisys.

•
Crucell N.V. is listed on the Stock Exchange of Euronext Amsterdam N.V. and the NASDAQ;

•
Mr Valerio is officially appointed, as from the date of the listing of Crucell N.V. on the Stock Exchange of Euronext Amsterdam N.V. and on the NASDAQ, as Managing Director of Crucell N.V., by Shareholders resolution in accordance with the Articles of Association of Crucell N.V. As from the date of the listing of Crucell N.V. on the Stock Exchange of Euronext Amsterdam N.V. and on the NASDAQ, Mr Valerio has been granted the title President and Chief Executive Officer Crucell N.V. by the Supervisory Board of Crucell N.V.;

•
Mr Valerio has been employed by Crucell Holland as Managing Director since July 1, 1993;

•
Mr Valerio has resigned from his position as a Managing Director from Crucell Holland with effect from above referred date of listing, which resignation is officially confirmed by a Shareholders' resolution in accordance with the Articles of Association of Crucell Holland. Mr Valerio has, at his resignation as Managing Director, been fully and finally discharged from his responsibilities as Managing Director, in accordance with the required corporate proceedings.

•
Mr Valerio will remain employed by Crucell Holland under the employment conditions described below. The underlying employment agreement will replace the former employment agreement with Crucell Holland. The number of years of service of Mr Valerio ("the seniority") at Crucell Holland will be respected under the new employment agreement;

•
Mr Valerio currently holds the position of Managing Director of a joint venture company of Crucell Holland and of a subsidiary of Crucell Holland; Mr Valerio will continue to hold this position on request of Crucell N.V., in addition to the position of Chief Executive Officer of Crucell N.V.;

•
Mr Valerio holds since 1992 the position of University Professor in the field of Gene Therapy at the University of Leiden. Valerio will continue to hold this position for one day a week on the same conditions, in addition to the position of Chief Executive Officer of Crucell N.V.. The Chair under which Mr Valerio performs the activities has been installed since March 2000.

•
Mr Valerio will perform his activities as University Professor at the University of Leiden through the foundation "Foundation Leerstoel Leiden Crucell N.V. i.o.".

•
The Shareholders' Body (as defined in the Articles of Association of Crucell N.V.) has appointed Mr Valerio as Managing Director in accordance with the Articles of Association and authorised Mr P.J. Strijkert to sign the employment agreement on behalf of Crucell N.V..

•
The parties wish to record the underlying employment agreement in writing.

HAVE AGREED AS FOLLOWS:

Article 1: Commencement, Term and Notice

1.
The employment contract will commence simultaneously with the date of listing of Crucell N.V. at the Stock Exchange of Euronext Amsterdam N.V. and NASDAQ, and is entered into for an indefinite period of time.

2.
Mr Valerio may terminate the employment contract with due observance of a notice period of 3 months, and Crucell Holland may terminate the employment contract with due observance of a notice period of 6 months. Notice may be given only in writing.

3.
The employment will end in any event without notice being required at the end of the month in which Mr Valerio reaches the age of 65.

4.
If Crucell Holland dismisses Mr Valerio, parties will leave it to the decision of the competent court as to what the amount of severance pay shall be.

5.
Without prejudice to the provisions referred to in this Article 1, the severance payment shall be a three (3) year gross salary, including holiday allowance, if the dismissal of Mr Valerio is due to a Crucell change of control", either directly or indirectly.

Article 2: Position

1.
Mr Valerio will hold the position of President and Chief Executive Officer for Crucell N.V..

2.
In this position Mr Valerio will be entrusted with the management of Crucell N.V. and in this position Mr Valerio is appointed member of and President of the Board of Management of Crucell N.V.. The duties Mr Valerio will be charged with, will be determined in consultation with the Board of Management, which duties can be amended in consultation with the Board of Management and after approval of the Supervisory Board. Mr Valerio will act in his position of President and Chief Executive Officer in accordance with the obligations and duties arising from this employment agreement and the Articles of Association of Crucell N.V.. Mr Valerio will perform his activities as a managing director of Crucell N.V. to his best abilities and act as a diligent Managing Director.

Article 3: Salary

1.
The Supervisory Board has officially determined in accordance with the Articles of Association of Crucell N.V. that Mr Valerio will be entitled to a gross basic annual salary of EUR 350,000.—including 8% holiday allowance. The salary shall be paid in twelve monthly equal instalments. The salary will include the remuneration of Mr Valerio's position as University Professor at the University of Leiden.

2.
Mr Valerio will be eligible to an annual bonus to be determined by the Supervisory Board of Crucell N.V..

Article 4: Board of Management Optionscheme

1.
Mr Valerio will be granted at the listing of Crucell N.V. at the Stock Exchange of Euronext Amsterdam N.V. and NASDAQ, an initial number of stock options of 502.500 at 117% of the introduction price of the Initial Public Offering ("IPO") under the applicable Crucell N.V. Optionscheme. A copy of the Crucell N.V. Optionscheme is attached to this employment contract as Schedule 4.1.

2.
Subject to the approval of the Remuneration Committee of Crucell N.V.'s Supervisory Board, Crucell Holland will provide Mr Valerio with a loan (in the amount of the applicable tax assessment) for the payment of the tax assessment due and financing of exercising rights of options, resulting from the granting and exercising of the stock options. The terms and conditions of this loan are determined in a Loan Agreement. With respect to the interest due on this loan, the Remuneration Committee may decide that Crucell Holland will increase the gross monthly salary of Mr Valerio to effect that the net equivalent of this gross increase, can be used by Mr Valerio to pay the interest due. The loans granted to Mr Valerio will be re-payable in the events as stipulated in the Loan Agreement, including but not limited to a lapse of a six month period after exercising an option agreement. Schedule 4.2 provides an overview of the current loans, with interest rates and loan amount due.

Article 5: Expense Allowance

1.
Each month, Mr Valerio will receive a minimum net fixed expense allowance in accordance with Crucell Holland's expense allowance policy.

2.
Expenses that will not be deemed to be covered by the monthly expense allowance will qualify for compensation if they are related to the performance of Mr Valerio's position. A statement of those expenses must be submitted to Crucell Holland prior to the end of the month following the month in which they were incurred. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred. Crucell Holland will pay the expenses within one month after Mr Valerio has claimed them, provided that the statement of expenses is sufficiently itemised, accompanied by the original receipt(s) and approved by Crucell Holland.

Article 6: Telephone

1.
Crucell Holland will compensate Mr Valerio for the entire telephone bill of his private telephone and separate fax line (other than a mobile telephone), while deducting the wage tax and employee insurance premiums due.

2.
Crucell Holland will place at Mr Valerio's disposal a mobile telephone registered in Crucell Holland's name in accordance with Crucell Holland's mobile phone policy.

Article 7: Car

1.
Mr Valerio is entitled to a lease car in the category 4 of Crucell Hollands's car policy. Mr Valerio will initially continue the use of his current lease car on the same conditions.

Article 8: Pension

1.
Mr Valerio will remain fully entitled to the pension provisions as has been agreed with Crucell Holland on December 1998 in "De Pensioenbrief". The rights and obligations with respect to the pension provisions are laid down in the "Pensioenbrief", a copy of which is attached to this employment contract as Schedule 8.1. However, Crucell Holland will, upon prior approval of Mr Valerio, adjust the "Pensioenbrief" with respect to the actual Dutch tax legislation and the agreed pensionable salary of NLG 500,000, inclusive the yearly indexation, ultimately before November 1, 2000, with full reservation of all rights and entitlements of Mr Valerio under the present Pensioenbrief. With respect to the adjusted pensionable salary, all years of service with Crucell Holland as of July 1, 1993, will be taken into account with regard to the pensionaccrual under the Pensioenbrief.

Article 9: Holidays

1.
Mr Valerio will be entitled to 30 days' holiday each calendar year, which may be taken in consultation with the Management Board of Crucell N.V..

Article 10: Illness and Incapacity for Work

1.
If Mr Valerio is unable to perform the agreed work due to illness, Mr Valerio will remain entitled to 100% of his last-earned gross salary for a period of 24 months commencing on the first day of illness. Crucell Holland will take out and maintain a proper insurance in this respect.

2.
Crucell Holland will furthermore maintain, at its own account, the Disability Insurance ("Arbeidsongeschiktheidsverzekering") for Mr Valerio, which provides for a monthly allowance/pension in case of disablement, a percentage to be agreed upon of the last earned salary until the pensionable age. The last earned salary means the monthly gross basic salary. Crucell Holland covenants in addition to the Disability Insurance to take out and maintain, at its own account, a proper "WAO-hiaat" insurance.

Article 11: Health Insurance

1.
After having withheld the wage tax and social security premiums due, Crucell Holland will compensate Mr Valerio for 75% of his annual premium payable for a health insurance for Mr Valerio and his family approved by Crucell Holland in advance. To that effect, Mr Valerio will provide a statement each year to be approved by Crucell Holland. Mr Valerio will provide Crucell Holland with a copy of the policy.

Article 12: Confidentiality

1.
Neither during the term of the employment contract nor upon termination thereof may Mr Valerio inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by Crucell Holland or its affiliated companies, which Mr Valerio could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how Mr Valerio learned of the particulars.

Article 13: Sidelines

1.
During the term of the employment contract, Mr Valerio must refrain from undertaking or holding any sidelines or additional posts, such as committee work, or managerial or other activities for associations, foundations or other organisations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, without Crucell Holland's prior written consent, regardless of whether Crucell Holland is either partly or fully aware of such activities, if it is plausible that such activities may affect Mr Valerio's full dedication to his duties within Crucell Holland's company, in terms of both time and attention. On request of Crucell Holland, Mr Valerio currently holds the position of Managing Director of a joint venture company of Crucell

  Holland as well as of a subsidiary of Crucell Holland. As described in the preamble of this agreement, Mr Valerio holds and will continue to hold the position as professor at the University of Leiden for one day a week. Furthermore Mr Valerio is a member of the "Curatorium Rijnlands Lyceum".

Article 14: Intellectual Property Rights

1.
All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights ensuing, in the Netherlands and abroad, from the work performed by Mr Valerio under his employment contract and during a period of one year after termination thereof, will be exclusively vested in Crucell Holland. For greater certainty intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights ensuing, in the Netherlands and abroad, from the work performed by Mr Valerio in his position as University Professor in the field of Gene Therapy at the University of Leiden will not vest in Crucell Holland.

2.
Insofar as the rights specified herein are not vested in Crucell Holland by operation of law on the grounds of the employment contract between the parties, Mr Valerio covenants that he will transfer and, insofar as possible, hereby transfers to Crucell Holland any intellectual property rights of any nature in or arising from work performed by Mr Valerio in the discharge of his duties, both in the Netherlands and abroad.

Article 15: Indemnity

1.
Crucell N.V. will indemnify, in accordance with the Articles of Association of Crucell N.V., Mr Valerio against any and all liabilities and damage resulting from any and all possible claims based upon and in connection with Mr Valerio's activities as a Managing Director of Crucell N.V., as a Managing Director of the joint venture company of Crucell Holland and as Managing Director of subsidiary companies, or any other affiliated company in which Mr Valerio is a Managing Director. If Mr Valerio discovers that he may be held liable in connection with his position as Managing Director of Crucell N.V., of the joint venture company, of subsidiary companies, or of any other affiliated companies, Mr Valerio will immediately report this to Crucell N.V.. Crucell N.V. must take out and maintain a proper liability insurance with sufficient coverage in this regard. Crucell N.V. will see to a timely payment of the insurance premiums.

Article 16: Applicable Law

1.
This employment contract and the appendices will be governed by the laws of the Netherlands. All disputes arising out of or in connection to this Agreement shall be referred to the competent Dutch court.

2.
For the avoidance of doubt, this employment contract cancels and supersedes all previous employment contracts, between Crucell Holland, Crucell N.V. and Mr Valerio, including but not limited to the employment contract dated October 21, 2000. However the number of years of service of Mr Valerio since July 1, 1993 ("the seniority") at Crucell Holland will be respected under this employment agreement.

        Drawn up in three original copies and signed in Leiden, on October 18, 2001.

For and on behalf of Crucell Holland B.V.	The Employee
By	By
Crucell N.V.		Prof. Dr. Domenico Valerio
Prof. Dr. T. Logtenberg Managing Director (Statutair directeur)
For and on behalf of Crucell N.V.
By
Dr. P.J. Strijkert Chairman of the Supervisory Board

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Exhibit 4.5
EMPLOYMENT CONTRACT